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                                                                    Exhibit 10.1

                                AMENDMENT TO THE
                     BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
                 AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN




        This Amendment (the "Amendment") to the Bright Horizons Family Solutions, Inc. Amended and Restated 1998 Stock Incentive Plan (the "Plan") is effective as of the 12th day of October, 2005.

        Section 8(b) of the Plan is hereby deleted in its entirety and replaced with the following:

        "(b) Upon the initial election of an Outside Director to the Board of Directors, such Outside Director will receive an automatic grant of a non-qualified stock option to purchase 5,000 shares (after taking into account a 2-for-1 stock split that occurred on March 18, 2005) of Common Stock. On the date of each Annual Meeting of Stockholders of the Company, each Outside Director will receive an automatic grant of a non-qualified stock option to purchase 2,000 shares (after taking into account a 2-for-1 stock split that occurred on March 18, 2005) of Common Stock, but only if such Outside Director failed to attend no more than one regularly scheduled meeting of the Board of Directors in the preceding twelve (12) months. The exercise price of each option granted pursuant to this Section 8(b) shall equal the Fair Market Value of such Common Stock on the date of grant."

        This Amendment was adopted by the Board of Directors of Bright Horizons Family Solutions, Inc. on October 12, 2005. Stockholder approval was not required.



                                         BRIGHT HORIZONS FAMILY SOLUTIONS, INC.


                                         By:  /s/ Stephen I. Dreier
                                              ---------------------------------
                                              Stephen I. Dreier
                                              Chief Administrative Officer